Exhibit 99.1

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COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

SANTARUS APPOINTS MICHAEL D. STEP
SENIOR VICE PRESIDENT, CORPORATE DEVELOPMENT

SAN DIEGO (February 8, 2005) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that Michael D. Step has joined the company in the newly created position of senior vice president, corporate development. Mr. Step will assume responsibility for establishing additional strategic relationships to expand the promotion of Santarus’ products in the U.S., to out-license the company’s proprietary technology outside the U.S., and to increase the company’s product portfolio with in-licensed or co-promoted specialty pharmaceutical products.

“Michael will spearhead a number of strategically important corporate development activities for Santarus as we continue to grow our commercial pharmaceutical operations and expand our product portfolio,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Michael’s extensive corporate development and strategic planning background and proven leadership skills make him ideally suited for this position.”

“I see an exceptional opportunity at Santarus as ZEGERID™ is the only immediate-release oral proton pump inhibitor, or PPI, on the U.S. market,” said Mr. Step. “I look forward to working with Santarus’ experienced and talented management team to successfully establish ZEGERID in the U.S. and pursue additional growth opportunities overseas.”

From his more than 20 years of business experience, Mr. Step brings 12 years in the pharmaceutical and biotechnology arena, including 8 years in corporate development positions. Prior to joining Santarus, he served four years with Amylin Pharmaceuticals, Inc., most recently as vice president, corporate development. In this capacity he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Prior to Amylin, he was senior director, business development at Dura Pharmaceuticals, Inc. from 1997 to 2000, at which time that company was acquired by Elan Corporation. In this position, his duties included licensing of marketed pharmaceutical products. Prior to that, he served in corporate development and strategic planning at Hoffmann La-Roche. Mr. Step received his MBA from the University of Southern California and a BA in political science from Vanderbilt University.

About Santarus

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company’s current products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company launched its first product, ZEGERID Powder for Oral Suspension 20 mg in October 2004 and received U.S. Food and Drug Administration approval to market ZEGERID Powder for Oral Suspension 40 mg in December 2004. The company also is developing capsule and chewable tablet formulations of ZEGERID. More information about Santarus is available on the company’s Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation, difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products, whether Santarus will be successful in establishing the ZEGERID brand in the U.S., whether Santarus will be successful in establishing additional strategic relationships in the U.S., out-licensing Santarus’ proprietary technology outside the U.S., or in-licensing or co-promoting pharmaceutical products, and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Santarus® and ZEGERID™ are trademarks of Santarus, Inc.

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